                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of

                               Vivra Incorporated

                                       at
                              $35.62 Net Per Share
                                       by
                      Gambro Healthcare Acquisition Corp.
                     an indirect wholly owned subsidiary of
                                  Incentive AB

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
          TIME, ON FRIDAY, JUNE 6, 1997, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AND (III) THE CONSUMMATION OF THE SPECIALTY MERGER TRANSACTION (AS DESCRIBED HEREIN) AND THE RECEIPT BY VIVRA INCORPORATED (THE "COMPANY") OF CASH PROCEEDS THEREFOR, AFTER PROVIDING FOR ALL APPLICABLE INCOME TAXES (USING AN ASSUMED INCOME TAX RATE OF 41%), OF NOT LESS THAN $76,900,000. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS WHICH ARE CONTAINED IN THIS OFFER TO PURCHASE. SEE "SECTION 15. CERTAIN CONDITIONS OF THE OFFER".

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's shares of Common Stock, par value $.01 per share (the "Shares"), of the Company should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares" or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares".

    Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                                 UBS Securities

May 9, 1997

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                   ---------
INTRODUCTION.....................................................................................................          1
       1.  Terms of the Offer; Expiration Date...................................................................          4
       2.  Acceptance for Payment and Payment for Shares.........................................................          5
       3.  Procedures for Accepting the Offer and Tendering Shares...............................................          7
       4.  Withdrawal Rights.....................................................................................         10
       5.  Certain Federal Income Tax Consequences...............................................................         11
       6.  Price Range of Shares; Dividends......................................................................         12
       7.  Certain Information Concerning the Company............................................................         13
       8.  Certain Information Concerning Purchaser and Parent...................................................         15
       9.  Effect on Convertible Notes...........................................................................         20
      10.  Financing of the Offer and the Merger.................................................................         21
      11.  Background of the Offer; Contacts with the Company; the Merger Agreement and the Specialty Merger
           Agreement.............................................................................................         22
      12.  Purpose of the Offer; Plans for the Company After the Offer and the Merger............................         33
      13.  Dividends and Distributions...........................................................................         35
      14.  Effect of the Offer on the Market for the Shares, Exchange Listing and Exchange Act Registration......         36
      15.  Certain Conditions of the Offer.......................................................................         38
      16.  Certain Legal Matters and Regulatory Approvals........................................................         40
      17.  Fees and Expenses.....................................................................................         43
      18.  Miscellaneous.........................................................................................         44

Schedule I. Directors and Executive Officers of Parent and Purchaser.............................................        I-1

To the Holders of Common Stock of
Vivra Incorporated:

                                  INTRODUCTION

    Gambro Healthcare Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Incentive AB, a corporation organized under the laws of Sweden ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Vivra Incorporated, a Delaware corporation (the "Company"), at a price of $35.62 per Share (such amount or any greater amount per Share paid pursuant to the Offer (as defined below), being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of UBS Securities LLC ("UBS"), which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), The Bank of New York (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") incurred in connection with the Offer. See "Section 17. Fees and Expenses".

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AND (III) THE CONSUMMATION OF THE SPECIALTY MERGER TRANSACTION (AS DESCRIBED HEREIN) AND THE RECEIPT BY THE COMPANY OF CASH PROCEEDS THEREFOR, AFTER PROVIDING FOR ALL APPLICABLE INCOME TAXES (USING AN ASSUMED INCOME TAX RATE OF 41%), OF NOT LESS THAN $76,900,000. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS WHICH ARE CONTAINED IN THIS OFFER TO PURCHASE. SEE "SECTION 15. CERTAIN CONDITIONS OF THE OFFER".

    The Offer is being made pursuant to an Agreement and Plan of Merger dated as of May 5, 1997 (the "Merger Agreement") among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become an indirect wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights, if any, under Delaware Law) will be cancelled and converted automatically into the right to receive $35.62 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in "Section 11. Background of the Offer; Contacts with the Company; the Merger Agreement and the Specialty Merger Agreement".

    The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of the number of directors on the Board multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser and its affiliates following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed to take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both.

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. See "Section 12. Purpose of the Offer; Plans for the Company After the Offer and the Merger". Under the Company's Certificate of Incorporation and Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder.

    Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See "Section 12. Purpose of the Offer; Plans for the Company After the Offer and the Merger".

    The Company has advised Purchaser that as of May 5, 1997, 41,991,547 Shares were issued and outstanding, 2,711,133 Shares were reserved for issuance pursuant to outstanding stock options granted by the Company to employees and directors and 4,261,963 Shares were reserved for issuance upon conversion of the Company's 5% Convertible Subordinated Notes Due 2001 (the "Convertible Notes"). As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 24,482,322 Shares.

    Simultaneously with the execution of the Merger Agreement, the Company entered into an Agreement and Plan of Reorganization (the "Specialty Merger Agreement"), dated as of May 5, 1997, by and between VSP Holdings, Inc., a Delaware corporation ("VSP Purchaser"), VSP Holdings II, Inc., a Delaware corporation ("VSP Purchaser II"), VSP Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of VSP Purchaser ("VSP Merger Sub" and, together with VSP Purchaser and VSP Purchaser II, the "VSP Purchasers"), Vivra Specialty Partners, Inc., a Nevada Corporation and a majority owned subsidiary of the Company ("Specialty Partners"), and the Company. Pursuant to the Specialty Merger Agreement, the Company will sell its interests in Specialty Partners and in Vivra Heart Imaging, Inc., a Nevada corporation and a majority owned subsidiary of the Company ("VHI") to the VSP Purchasers (the "Specialty Merger Transaction").

    Of the Per Share Amount, $1.72 represents the expected net after-tax proceeds per Share to the Company from the Specialty Merger Transaction. Under the Specialty Merger Agreement, the gross consideration allocated between Specialty Partners and VHI will be $84,312,500. Of this amount, the Company expects to receive sale proceeds of approximately $79,400,000. Assuming both a pre-tax gain to the Company of approximately $5,400,000 and an income tax rate of 41%, the Company will incur a tax liability of approximately $2,200,000 in connection with the Specialty Merger Transaction. The net after-tax proceeds of approximately $77,200,000 represents approximately $1.72 per Share on a fully diluted basis. The receipt by the Company of not less than $76,900,000 of such net after-tax proceeds is a condition to the purchase of the Shares in the Offer. See "Section 15. Conditions of the Offer."

    THE OFFER IS NOT BEING MADE FOR (NOR WILL TENDERS BE ACCEPTED OF) ANY OF THE CONVERTIBLE NOTES. Holders of Convertible Notes who wish to participate in the Offer must first convert their Convertible Notes into Shares in accordance with the terms of the Indenture dated as of July 8, 1996 (the "Indenture") between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"), and tender the Shares issued upon such conversion pursuant to the Offer. Under the Indenture, any holder of Convertible Notes may, at his option, convert the principal amount thereof into that number of Shares obtained by dividing the principal amount thereof by the conversion price of $37.20 (26.88 shares per $1,000 principal amount of Convertible Notes), subject to adjustment under certain circumstances. Holders of Convertible Notes who convert such Convertible Notes into Shares will have no right under the Indenture to revoke an effective conversion. Accordingly, if the Offer terminates or expires without the purchase of Shares or if Shares tendered after conversion by a holder of Convertible Notes are not purchased for any reason, the converting holder will no longer have any rights under the Indenture. According to the Indenture, after consummation of the Merger, each holder of a Convertible Note then outstanding would be entitled to receive, upon conversion, the consideration receivable upon consummation of the Merger by the holder of the number of Shares that would have been deliverable upon conversion of such Convertible Notes immediately prior to the Merger; or $957.47 per $1,000 principal amount of Convertible Notes.

    Subject to the terms and conditions of the Indenture, upon the consummation of the Offer, the holders of Convertible Notes, will have the right to require the Company to repurchase their Convertible Notes at a purchase price equal to the principal amount thereof plus accrued interest (up to and including the date of repurchase). See "Section 9. Effect on Convertible Notes".

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by "Section 4. Withdrawal Rights". The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, June 6, 1997, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "Section
15. Certain Conditions of the Offer", by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's shares. See "Section 4. Withdrawal Rights".

    Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in "Section 16. Certain Legal Matters and Regulatory Approvals", (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in "Section 15. Certain Conditions of the Offer" and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Merger Agreement provides that, without the consent of the Company, Purchaser will not

(i) decrease the price per Share payable pursuant to the Offer, (ii) reduce the maximum number of Shares to be purchased in the Offer or (iii) impose conditions to the Offer in addition to those set forth in "Section 15. Certain Conditions of the Offer". Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "Section 15. Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules l4d-4(c) and l4d-6(d) under the Exchange Act.

    Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn promptly after the later to occur of
(i) the Expiration Date, (ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iii) the satisfaction or waiver of the conditions to the Offer set forth in "Section 15. Certain Conditions of the Offer". Subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in "Section 16.

Certain Legal Matters and Regulatory Approvals" or in order to comply, in whole or in part, with any other applicable law.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares", (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required under the Letter of Transmittal.

    On May 9, 1997, Parent filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. Accordingly, it is anticipated that the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on May 24, 1997. Prior to the expiration or termination of such waiting period, the FTC or the Antitrust Division may extend such waiting period by requesting additional information from Parent with respect to the Offer. If such a request is made with respect to the purchase of Shares in the Offer, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance by Parent with such a request. Thereafter, the waiting period may only be extended by court order. The waiting period under the HSR Act may be terminated prior to its expiration by the FTC and the Antitrust Division. Parent has requested early termination of the waiting period, although there can be no assurance that this request will be granted. See "Section 16. Certain Legal Matters and Regulatory Approvals" for additional information regarding the HSR Act.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares", such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

    (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram, telex or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity, in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after May 5,
1997). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

    The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL.

    4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 7, 1997. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this "Section 4. Withdrawal Rights". Any such delay will be by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares", any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares".

    5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss and will be long term capital gain or loss if the stockholder's holding period exceeds one year.

    Legislative proposals have been under consideration that would reduce the rate of federal income taxation of certain capital gains. Such legislation, if enacted, might apply only to gain realized on sales occurring after a date specified in the legislation. It cannot be predicted whether any such legislation ultimately will be enacted and, if enacted, what its effective date will be.

    THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

    6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and traded principally on the NYSE under the symbol "V". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by the Dow Jones News Service.

1995:                                                                            HIGH                   LOW
----------------------------------------------------------------------        ----------              --------
First Quarter.........................................................   $      23   59/64      $      18  1/2
Second Quarter........................................................          22   11/64             18
Third Quarter.........................................................          22   37/64             17  3/4
Fourth Quarter........................................................          25   5/8               21  5/64


1996:
----------------------------------------------------------------------
First Quarter.........................................................   $      30   7/8        $      24  3/4
Second Quarter........................................................          35   3/8               27  3/8
Third Quarter.........................................................          33   1/4               27  5/8
Fourth Quarter........................................................          36   1/8               24  5/8

1997:
----------------------------------------------------------------------
First Quarter.........................................................   $      31   1/8        $      24  5/8
Second Quarter (through May 8, 1997)..................................          35   1/4               24  1/2

    Although there is no legal or contractual restriction on the payment of dividends by the Company, historically the Company has never declared or paid dividends and has stated that it has no future plans to do so. The Company has advised Purchaser that if the Offer and the Merger were not to be consummated, it would expect to continue to retain any future earnings for the development of its business.

    On May 2, 1997, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the NYSE was $28 1/4. On May 8, 1997, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on the NYSE was $34 3/4.

    STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

    GENERAL. The Company is a Delaware corporation with its principal executive offices located at 1850 Gateway Drive, Suite 500, San Mateo, California 94404. According to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996 (the "Form 10-K"), the Company is a specialty care company with a business strategy to compete in specialties/disease states where it can demonstrably deliver differentiated care to high-cost patient populations. The Form 10-K states that the Company provides services through its Vivra Renal Care ("VRC") and Vivra Specialty Partners ("VSP") divisions, that VRC is the second largest provider of dialysis services in the United States and that VSP provides physician network and disease management services to entities responsible for coordinating health care for a patient population, principally managed care organizations.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited consolidated financial statements contained in the Form 10-K and the unaudited consolidated financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1997 (the "Form 10-Q"). More comprehensive financial information is included in the Form 10-K, the Form 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the consolidated financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                               VIVRA INCORPORATED
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          THREE MONTHS ENDED
                                                                                     ----------------------------
                                                     YEAR ENDED NOVEMBER 30,
                                              -------------------------------------  FEBRUARY 29,   FEBRUARY 28,
STATEMENT OF EARNINGS DATA:                      1994         1995         1996          1996           1997
                                              -----------  -----------  -----------  -------------  -------------
Operating revenues..........................  $   310,117  $   380,826  $   506,590   $   110,075    $   158,455
Operating costs.............................      207,779      260,838      360,500        79,110        114,138
General and administrative expense..........       42,495       50,107       57,775        11,424         17,827
Depreciation expense........................        9,953       11,280       14,170         3,202          4,550
Interest expense............................          606          483        3,692            56          2,231
Earnings from continuing operations, before
  income taxes..............................       51,165       63,244       81,060        18,150         21,866
Net earnings from continuing operations.....       30,187       38,599       50,295        11,287         13,685
Net earnings................................       30,884       38,599       50,295        11,287         13,685
Net earnings per share from continuing
  operations................................  $      0.92  $      1.03  $      1.27   $      0.29    $      0.34
Average number of common shares (fully
  diluted)..................................       32,987       37,350       39,708        39,132         44,709

                                                            AT NOVEMBER 30,     AT FEBRUARY
                                                          --------------------      28,
BALANCE SHEET DATA:                                         1995       1996         1997
                                                          ---------  ---------  ------------
Current assets..........................................  $ 189,481  $ 294,004   $  277,349
Total assets............................................    411,423    655,218      674,288
Working capital.........................................    133,704    214,414      192,750
Current liabilities.....................................     55,777     79,590       84,599
Long term debt - exclusive of current maturities........      2,185    162,534      162,906
Total stockholders' equity..............................    345,962    403,228      416,380

    In connection with Parent's review of the Company and in the course of the negotiations between the Company and Parent described in "Section 11. Background of the Offer; Contacts with the Company; the Merger Agreement and the Specialty Merger Agreement", the Company provided Parent with certain business and financial information which Parent and Purchaser believe is not publicly available, including, among other things, certain financial forecasts for VRC prepared by the Company for the Company's 1997 and 1998 fiscal years (the "VRC Forecasts"). The VRC Forecasts indicate that operating revenues are forecasted to be $559.8 million in 1997 and $788.5 million in 1998, which reflects an assumed annual revenue growth rate of 36.1% and 40.9% in 1997 and 1998, respectively, primarily due to assumed additions of new patients at existing dialysis centers and assumed acquisitions of new dialysis centers and physician practice groups. Also, the VRC Forecasts indicate that earnings from continuing operations before interest and taxes ("EBIT") are forecasted to be $109.2 million in 1997 and $140.0 million in 1998, which reflects an assumed EBIT margin of 19.5% and 17.8% in 1997 and 1998, respectively. The decrease in such margin is due primarily to an increase in the number of global capitated agreements as a percentage of VRC's revenues and additional amortization resulting from acquisitions.

    THE VRC FORECASTS ARE BASED UPON NUMEROUS ESTIMATES AND ASSUMPTIONS ABOUT COMPLEX ECONOMIC AND OPERATING FACTORS WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS THAT CANNOT BE PREDICTED ACCURATELY AND THAT ARE SUBJECT TO CONTINGENCIES OVER WHICH NEITHER THE COMPANY, PARENT NOR PURCHASER HAVE CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS ARE INDICATIVE OF FUTURE PERFORMANCE OR THAT ACTUAL RESULTS WILL NOT BE MATERIALLY HIGHER OR LOWER THAN THOSE FORECAST. THE VRC FORECASTS SHOULD NOT BE CONSIDERED A RELIABLE PREDICTOR OF FUTURE RESULTS, AND THE INFORMATION CONTAINED THEREIN SHOULD NOT BE RELIED UPON AS SUCH. IN ADDITION, THE VRC FORECASTS WERE NOT PREPARED WITH

A VIEW TO PUBLIC DISCLOSURE OR IN COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING FORECASTS OR PROJECTIONS. THE VRC FORECASTS ARE ONLY BEING PROVIDED BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT. NONE OF PARENT, PURCHASER, THE COMPANY OR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS.

    ERNST & YOUNG LLP, INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY, HAS NEITHER EXAMINED, REVIEWED NOR COMPILED THE VRC FORECASTS AND, CONSEQUENTLY, DOES NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, or may be obtained from the Commission's Internet site on the World Wide Web at http:// www.sec.gov. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The information should also be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

    8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT. Purchaser, formerly HH Acquisition Corp., is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 1185 Oak Street, Lakewood, Colorado 80215. Purchaser is an indirect wholly owned subsidiary of Parent.

    Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

    Parent, Incentive AB (publ), is a corporation organized under the laws of Sweden. Its principal offices are located at Hamngatan 2, Box 7373, S-10391, Stockholm, Sweden. Parent is an international industrial group. Operations are principally conducted in the medical technology, environment, materials handling and development business areas. In addition, Parent has a substantial equity interest in (i) ABB AB, which jointly with ABB AG, owns equal shares of ABB ASEA Brown Boveri Ltd, a leading electrotechnical company with operations in a number of business areas related to the production, distribution and utilization of electrical power in electrical power generation, transmission and distribution, industrial and building systems and rail transportation, and (ii) AB Electrolux, one of the world's leading manufacturers of household appliances.

    The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in
Schedule I hereto.

    Parent is not subject to the information reporting requirements of the Exchange Act, and, accordingly, does not file reports or other information with the Commission relating to its business, financial condition and other matters.

    Set forth below are certain selected consolidated financial information relating to Parent and its subsidiaries for Parent's last three fiscal years. The selected consolidated financial information has been prepared in Swedish kronor in accordance with generally accepted accounting principles in Sweden ("Swedish GAAP"). Swedish GAAP differs in certain significant respects from generally accepted accounting principles in the United States ("US GAAP"). A summary of the significant differences between US GAAP and Swedish GAAP is set forth below. Parent, however, believes that the differences are not material to a decision by a holder of Shares whether to sell, tender or hold any Shares because any such differences would not affect the ability of Parent to obtain sufficient funds to pay for Shares to be acquired pursuant to the Offer and to repay any funds which have been borrowed for such purpose. The amounts in the table set forth below are in Swedish kronor unless otherwise indicated. The US dollar amounts in the table set forth below for the year ended December 31, 1996 and the three months ended March 31, 1997 were determined by translating the corresponding Swedish kronor amounts into US dollars using the noon buying rate in New York City for cable transfers in Swedish kronor as certified for customs purposes by the Federal Reserve Bank of New York on May 7, 1997 (the "Noon Buying Rate"), which was SEK 7.7505 = $1.00. No representation is made that Swedish kronor have been, could have been or could be, converted into US dollars at that or any other rate.

                                  INCENTIVE AB
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
          (SWEDISH KRONOR IN MILLIONS ("SEK"), EXCEPT WHERE OTHERWISE
             INDICATED IN UNITED STATES DOLLARS IN MILLIONS ("$"),
                           AND EXCEPT PER SHARE DATA)

                                                                                               THREE MONTHS ENDED MARCH 31,
                                                         YEAR ENDED DECEMBER 31,
                                               --------------------------------------------  ---------------------------------
                                                 1994       1995       1996       1996(1)      1996       1997       1997(1)
                                               ---------  ---------  ---------  -----------  ---------  ---------  -----------
                                                 (SEK)      (SEK)      (SEK)        ($)        (SEK)      (SEK)        ($)
INCOME STATEMENT
Revenues.....................................     18,389     24,324     20,220       2,609       5,286      4,783         617
Operating earnings after depreciation........      2,677      3,239      4,050         523       1,010        678          87
Operating earnings after financial items
  incl. associated companies.................      3,832      4,653      5,228         675       1,174        828         107
  excl. associated companies.................      2,078      2,624      3,442         444         826        473          61
Net income...................................      2,186      2,431      2,884         372         532        357          46

BALANCE SHEET
Total assets.................................     35,703     32,035     34,696       4,477      39,240     34,947       4,509
Net debt (2).................................     10,366      6,738     10,324       1,332      --          9,000       1,161
Shareholders' equity.........................     10,976     12,246     14,581       1,881      12,762     14,932       1,927

PER SHARE AMOUNTS
Shareholders' equity per share...............        161        179        213          27         187        218          28
Net asset value per share (3)................        253        289        349          45      --         --          --
Dividend per share (4).......................       8.00       9.00      10.00        1.29      --         --          --

------------------------

(1) Translated, solely for the convenience of the reader at an exchange rate of SEK 7.7505 = $1.00, the Noon Buying Rate on May 7, 1997.

(2) Not available for the three months ended March 31, 1996 and only available as an approximation for the three months ended March 31, 1997.

(3) Shareholders' equity per share adjusted for surplus value (after deferred tax) in exchange-listed shares in ABB AB, AB Electrolux and other associated companies. Not available on a quarterly basis.

(4) Dividends paid annually.

    SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN US GAAP AND SWEDISH GAAP. The following is a summary of certain significant differences in generally accepted accounting practices in Sweden and the United States with respect to consolidated financial statements. The summary is not to be regarded as a complete list of all of the differences between Swedish GAAP and US GAAP and does not include disclosure differences between Swedish GAAP and US GAAP.

    ACCOUNTING FOR PENSIONS. According to Swedish GAAP, pension expenses are, in general, recognized on the basis of funding requirements. In the United States, FAS 87 (Employers' Accounting for Pensions) states that future salary increases, inflation and other factors must be taken into account for computation of the projected benefit obligation.

    DEFERRED TAXES. Under Swedish GAAP, deferred taxes are calculated on untaxed reserves using the liability method. Certain temporary differences and deferred tax assets are not recorded. Under US GAAP, a reserve for deferred taxes under the liability method is required for all temporary differences. Deferred tax assets may be reported only if it is probable that the tax benefit will be utilized.

    CHANGES IN ACCOUNTING PRINCIPLES. According to Swedish GAAP, the accumulated effect of changes in accounting principles is reported directly against equity. According to US GAAP, the accumulated effect of changes in accounting principles is reported in the income statement.

    FOREIGN CURRENCY TRANSLATION. FINANCIAL STATEMENTS OF FOREIGN
SUBSIDIARIES. Swedish GAAP requires that all components of equity to be classified either as restricted equity (share capital and restricted reserves) or unrestricted equity. Cumulative currency translation adjustments are included in restricted reserves or as retained earnings. Under US GAAP, cumulative currency translation adjustments are required to be stated as a separate item under stockholders' equity. In addition, assets and liabilities in foreign currencies which are not designated as and effective as hedges are required to be translated using the exchange rate at the balance sheet date and the resulting gains or losses recognized in income.

    RECEIVABLES AND PAYABLES IN FOREIGN CURRENCIES. With respect to the valuation of outstanding forward exchanges contracts covering future flows of foreign currencies, Swedish GAAP normally requires that provisions for unrealized losses are made to the extent that such losses exceed unrealized gains. Unrealized gains in excess of unrealized losses are not credited to income. Under US GAAP, forward exchange contracts are valued at market price and gains and losses arising therefrom are included in income.

    LEASING. According to Swedish GAAP almost all leases are treated as operating leases. According to US GAAP leases are treated as either operating or financial leases.

    CONSOLIDATED ACCOUNTS. The consolidated accounts are prepared in accordance with the purchase method. For Gambro's acquisition of the Hospa Group, however, the pooling method was used. US GAAP would require purchase accounting for this acquisition.

    GOODWILL. Acquired goodwill is amortized over ten years, or, in the event of long-term strategic acquisitions, over a maximum of twenty years according to Swedish GAAP. Under US GAAP, acquired goodwill is amortized over a maximum of forty years.

    Except as described in this Offer to Purchase, (i) none of Purchaser, Parent nor, to the knowledge of Purchaser and Parent, any of the persons listed in
Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser, Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent nor, to the knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since December 1, 1993, neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since December 1, 1993, there have been no contacts, negotiations or transactions between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    9. EFFECT ON CONVERTIBLE NOTES. The Indenture provides that upon a "Change of Control" of the Company the holders of the Convertible Notes have the right to require the Company to purchase their Convertible Notes for 100% of the principal amount thereof, plus accrued and unpaid interest (up to and including the date of repurchase). The consummation of the Offer on the terms described herein will constitute a Change of Control under the Indenture. However, the consummation of the Offer shall not be deemed to be a Change of Control for purposes of the Indenture if (i) immediately following the date upon which the Offer is consummated, the aggregate market value of the Shares, excluding the Shares beneficially owned by Parent and Purchaser is equal to or greater than $700,000,000 or (ii) the closing price per share of the Shares for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the consummation of the Offer or the public announcement thereof shall equal or exceed 105% of the conversion price of the Convertible Notes (currently 105% of $37.20 or $39.06) in effect on each such trading day.

    According to the Indenture, within 30 days after the occurrence of such a Change of Control, the Company will mail a written notice (the "Company Notice") to the Trustee and to each holder of Convertible Notes and will cause a copy of such notice to be published in a daily newspaper of national circulation. Such notice will describe the Change of Control, the repurchase date, repurchase price and the procedure for the holders to exercise their rights to require the Company to repurchase their Convertible Notes. The date of repurchase of the Convertible Notes will be designated by the Company so long as such date is not less than 45 days nor more than 60 days after the date of the Company Notice.

    According to the Form 10-K, at November 30, 1996, $158,545,000 aggregate principal amount of the Convertible Notes was outstanding. The Offer is not being made for (nor will tenders be accepted of) any of the Convertible Notes. Holders of Convertible Notes who wish to participate in the Offer must first convert their Convertible Notes into Shares in accordance with the terms of the Indenture, and then tender the Shares issued upon such conversion pursuant to the Offer. Under the Indenture, any holder of Convertible Notes may, at his option, convert the principal amount thereof into that number of Shares obtained by dividing the principal amount thereof by the conversion price of $37.20 (currently 26.88 shares per $1,000 principal amount of Notes), subject to adjustment under certain circumstances. Holders of Convertible Notes who convert such Convertible Notes into Shares will have no right under the Indenture to revoke an effective conversion. Accordingly, if the Offer terminates or expires without the purchase of any Shares or if any Shares tendered after conversion by any holder of Convertible Notes are not purchased for any reason, the converting holders will no longer have any rights under the Indenture.

    Under the Indenture, after consummation of a merger, each holder of a Convertible Note then outstanding would be entitled to receive, upon conversion, the amount of shares of stock and other securities and property (including cash) receivable upon such merger by the holder of the number of Shares which would have been deliverable upon conversion of such Convertible Note immediately prior to such merger. Accordingly, assuming a conversion price of $37.20 for the Convertible Notes, each $1,000 principal amount of Convertible Notes would be convertible into $957.47 upon consummation of the Merger.

    The Indenture requires that the Company, or the successor corporation, execute and deliver to the Trustee, as a condition precedent to any such merger, a supplemental indenture stating that holders of Convertible Notes shall have the right to convert such Convertible Notes into the kind and amount of consideration receivable if they had converted their Convertible Notes immediately prior to the merger. In addition, the Indenture provides that the Company may not consolidate with or merge into any corporation unless, among other things, the acquiror is a US corporation and it expressly assumes (by a supplemental indenture) the payment of principal and interest on the Convertible Notes, as well as the Company's covenants under the Indenture.

    10. FINANCING OF THE OFFER AND THE MERGER. The total amount of funds required by Purchaser to consummate the Offer and the Merger, to repurchase the Convertible Notes and to pay related fees and expenses is estimated to be approximately $1.8 billion. Purchaser will obtain all of such funds from Parent and its affiliates, including Gambro AB, a wholly owned subsidiary of Parent ("Gambro"). Gambro will provide to Purchaser to finance the Offer and the Merger approximately $155 million from the Revolving Credit Facility, dated December 15, 1995 (the "Gambro Credit Facility"), between Gambro, BNP Capital Markets Limited (as Arranger), certain banks named therein and Banque Nationale de Paris (as Agent). Parent and Incentive Treasury AB, a subsidiary of Parent, will provide to Purchaser to finance the Offer and the Merger (i) approximately $129 million from the Multicurrency Revolving Credit Facility, dated as of May 7, 1997 (the "1997 Credit Facility"), between Incentive Treasury AB (as Borrower), Parent (as Guarantor) and Skandinaviska Enskilda Banken AB; (ii) approximately $820 million from the Multicurrency Revolving Credit Facility, dated as of March 4, 1996 (the "1996 Credit Facility"), between Incentive Treasury AB (as Borrower), Parent (as Guarantor), Deutsche Bank Luxembourg S.A. and Enskilda, Skandinaviska Enskilda Banken (as Arrangers), Enskilda, Skandinaviska Enskilda Banken (as Agent) and certain banks named therein; (iii) approximately $473 million from the Multicurrency Revolving Credit Facility, dated as of May 24, 1995, and amended March 4, 1996 (the "1995 Credit Facility"), between Incentive Treasury AB (as Borrower), Parent (as Guarantor), Deutsche Bank Luxembourg S.A. and Enskilda, Skandinaviska Enskilda Banken AB (as Arrangers) and Deutsche Bank Luxembourg S.A. (as Agent) and certain banks named therein; (iv) approximately $116 million from the Revolving Credit Facility, dated as of September 1, 1994, and amended December 2, 1994, April 24, 1995, October 26, 1995 and November 5, 1996 (the "1994 Credit Facility"), between Parent (as First Borrower and Guarantor), Incentive Treasury AB (as Second Borrower), Deutsche Bank Luxembourg S.A. (as Lender); and (v) approximately $121 million from the Multicurrency Credit Facility, dated as of March 6, 1996 (the "Nordbanken Credit Facility"), between Nordbanken AB (as Lender), Incentive Treasury AB (as Borrower) and Parent (as Guarantor).

    Purchaser, Gambro and Parent anticipate that any indebtedness incurred through borrowings under the foregoing credit facilities will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by Gambro, Parent and their affiliates (including, following the Merger, funds generated by the Surviving Corporation), bank refinancing, and the public or private sale of debt or equity securities. No decision has been made concerning the method Gambro and Parent will employ to repay such indebtedness. Such decision will be made based on a review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such factors as Gambro and Parent may deem appropriate.

    THE GAMBRO CREDIT FACILITY. Under the Gambro Credit Facility, Gambro and its designated subsidiaries may borrow up to a total of $300 million from the banks that are signatories thereto. All loans under this facility must be repaid in full by December 15, 2002, but may also be voluntarily prepaid. The annual rate of interest on loans made under this facility is the aggregate of the following: (i) 0.20% per annum from December 15, 1995 until December 15, 2000, and 0.225% per annum thereafter, (ii) LIBOR (as defined in this facility) in the case of loans not denominated in sterling or EIBOR (as defined in this facility) in the case of loans denominated in sterling, and (iii) MLA Costs (as defined in this facility) when applicable to such loan. Loan obligations under this facility rank at least PARI PASSU with all the obligor's other present and future unsecured and unsubordinated obligations, except for obligations which are mandatorily preferred by law. Subject to certain exceptions, an obligor under this facility may not create or permit to subsist any security interest on any of its assets.

    THE 1997 CREDIT FACILITY. Under the 1997 Credit Facility, Incentive Treasury AB may borrow up to a total of 1 billion Swedish kronor from Skandinaviska Enskilda Banken AB. Parent has guaranteed the obligations of Incentive Treasury AB under this facility. Advances under this facility must be repaid by May 5, 1998, and may be voluntarily prepaid only with the consent of Skandinaviska Enskilda Banken AB. The annual rate of interest on loans made under this facility is the aggregate of the following: (i) 0.10% per annum above STIBOR (as defined in this facility) for loans in Swedish kronor and (ii) 0.10% per annum above LIBOR (as defined in this facility) for loans in Eurocurrencies.

    THE 1996 CREDIT FACILITY. Under the 1996 Credit Facility, Incentive Treasury AB may borrow up to a total of $1 billion from the banks that are signatories thereto. Parent has guaranteed the obligations of Incentive Treasury AB under this facility. All loans under this facility must be repaid in full by March 4, 2001. The annual rate of interest on loans made under this facility is 0.175% per annum over LIBOR (as defined in this facility). Loan obligations under this facility rank at least PARI PASSU with the claims of obligor's other unsecured creditors, except those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application. Subject to certain exceptions, obligor may not create or permit to subsist any encumbrance on any of its assets.

    THE 1995 CREDIT FACILITY. Under the 1995 Credit Facility, Incentive Treasury AB may borrow up to a total of $500 million from the banks that are signatories thereto. Parent has guaranteed the obligations of Incentive Treasury AB under the facility. All loans under this facility must be repaid in full by May 24, 2002. The annual rate of interest on loans made under this facility is the aggregate of the following: (i) 0.20% per annum from May 24, 1995 to May 24, 1999 and 0.25% per annum thereafter, (ii) the Associated Costs Rate (as defined in this facility) in the case of loans denominated in sterling, and (iii) LIBOR (as defined in this facility). Loan obligations under this facility rank at least PARI PASSU with the claims of obligor's other unsecured creditors, except those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application. Subject to certain exceptions, obligor may not create or permit to subsist any encumbrance on any of its assets.

    THE 1994 CREDIT FACILITY. Under the 1994 Credit Facility, Deutsche Bank Luxembourg S.A. has made available to Parent and Incentive Treasury AB a revolving credit facility of 200 million German marks. Parent has guaranteed the obligations of Incentive Treasury AB under this facility. Advances under this facility must be repaid by October 28, 1997. The annual rate of interest on loans made under this facility is 0.10% per annum above DM LIBOR (as defined in this facility).

    THE NORDBANKEN CREDIT FACILITY. Under the Nordbanken Credit Facility, Incentive Treasury AB may borrow up to a total of 1 billion Swedish kronor from Nordbanken AB. Parent has guaranteed the obligations of Incentive Treasury AB under this facility. Advances under this facility must be repaid by December 8, 1997, and may be voluntarily prepaid. The annual rate of interest on loans made under this facility is (i) 0.10% per annum above STIBOR (as defined in this facility) for loans in Swedish kronor and (ii) 0.10% per annum above LIBOR (as defined in this facility) for loans in Eurocurrencies. Loan obligations under this facility rank at least PARI PASSU with other unsecured obligations, except for obligations which are mandatorily preferred by law.

    11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT AND THE SPECIALTY MERGER AGREEMENT.

BACKGROUND OF THE OFFER, CONTACTS WITH THE COMPANY

    In late August and early September 1996, Mr. Thiry and Mr. Mats Wahlstrom, President and Chief Executive Officer of Gambro Healthcare, Inc. ("Gambro Healthcare"), a wholly owned subsidiary of Parent and Gambro, had discussions concerning a possible strategic transaction between Parent and the Company. Before and during September 1996, members of the Company's senior management, including Mr. Thiry, Ms. Zumwalt and Stephen G. Pagliuca, a director of the Company, interviewed various investment banking firms with respect to an engagement to provide financial advice to the Company concerning its long-term strategic direction and to potentially assist the Company in identifying an acquiror for all or a portion of the Company's business. In September 1996, the Company engaged Goldman Sachs to assist the Company in determining the proper structure by which to achieve its objectives.

    In September 1996, Goldman, Sachs & Co., financial advisor to the Company ("Goldman Sachs"), on behalf of the Company, contacted several companies regarding a potential strategic relationship with the Company, including Parent and Purchaser. On September 19, 1996, UBS Securities LLC ("UBS"), financial advisor to Gambro, forwarded to the Company certain materials concerning a possible transaction structure. On September 25, 1996, Mr. Thiry met with representatives of Parent and Gambro, including Berthold Lindqvist, President and Chief Executive Officer of Gambro, Mikael Lilius, President and Chief Executive Officer of Parent and Mr. Wahlstrom to discuss a potential acquisition of the Company by Parents.

    On October 6, 1996, several representatives of Goldman Sachs met with members of senior management of the Company to discuss potential transactions and acquirors. On October 16, 1996, Mr. Thiry sent a letter to Parent and Purchaser regarding certain structural issues involved in a potential acquisition of the Company by Parent.

    On November 1, 1996, Mr. Thiry met with representatives of Parent and Gambro to discuss outstanding structural issues and the feasibility of combining the Company and Gambro Healthcare. During November 1996, Mr. Thiry had discussions with another company regarding a potential strategic relationship with the Company. Also during November 1996, Goldman Sachs, on behalf of the Company, had discussions with another company regarding a potential strategic relationship with the Company.

    On November 18, 1996, the Company formally engaged Goldman Sachs to serve as its financial advisor in connection with a potential acquisition of the Company by a third party.

    On November 21, 1996, Mr. Wahlstrom, Herbert S. Lawson, Chief Financial Officer of Gambro Healthcare, Mr. David Barry, President of the Company's Renal division, and Ms. Zumwalt met in Colorado, together with representatives of Goldman Sachs and UBS, to discuss certain financial data concerning Gambro and the Company, including the operating synergies that might be expected from a transaction.

    On November 25, 1996, representatives of UBS and Morgan Stanley & Co. Limited ("Morgan Stanley"), financial advisor to Parent, met with representatives of Goldman Sachs and presented an initial proposal for the acquisition of the Company. The Company responded that the proposed terms were below the Company's expectations. Mr. Thiry confirmed that response during a subsequent telephone conversation. During December, the Company advised Gambro that the Company would shift its focus to considering a transaction involving the sale of all or part of VSP (the "VSP Sale").

    During December 1996, the Company had discussions with one company regarding a potential strategic relationship with the Company. Also during December 1996, Ms. Zumwalt met with representatives of a potential acquiror in connection with the VSP Sale.

    During February 1997, the Company had discussions with two companies regarding a potential strategic relationship with the Company. On February 5, 1997, Mr. Lindqvist sent a letter to the Company indicating that Gambro would be prepared to make an offer to acquire all the Shares for cash, or alternatively to acquire the Company's dialysis services and renal care business. Mr. Lilius sent a letter contemporaneously to the Company expressing Parent's support for Gambro's proposal.

    On February 7, 1997, the Company's Board of Directors held a telephonic meeting to review the history of the discussions to date with parent and Gambro and to discuss in detail Gambro's letter. The Board of Directors requested members of senior management and Goldman Sachs to contact Parent and its financial advisor to better understand and evaluate the terms set forth in the letter.

    On February 21, 1997, Mr. Lindqvist sent Mr. Thiry another letter reiterating Gambro's interest in the transaction with the Company. On the same day, the Company's Board of Directors held a telephonic meeting to discuss the status of the ongoing discussions with Parent and Gambro. During such telephonic meeting, the Board of Directors named Mr. Thiry, Ms. Zumwalt and John M. Nehra, a director of the Company, to a committee to consider the acquisition of the Company by Gambro and Parent. On February 27, 1997, Mr. Lindqvist sent a letter to Mr. Thiry and the Company's Board of Directors proposing to acquire only the Company's renal care business.

    On March 7, 1997, the Company's Board of Directors met to discuss Gambro's offer and the status of ongoing discussions with one additional company regarding a potential strategic relationship with the Company.

    On March 21, 1997, the Company's Board of Directors held a telephonic meeting to receive a report from Mr. Thiry, Ms. Zumwalt and Mr. Nehra regarding the February 5, 1997 letter. The Board of Directors also established a Special Committee consisting of Mr. Nehra and Richard B. Fontaine, a director of the Company, for the purposes of investigating alternatives available to the Company regarding VSP, including a possible sale of VSP (the "Special Committee").

    On April 2, 1997, representatives of the Company and Goldman Sachs met with representatives of Parent, Gambro, UBS and Morgan Stanley to discuss a possible transaction in which Gambro would acquire the Company's dialysis services and renal care business.

    On April 6, 1997, Mr. Nehra, on behalf of the Special Committee, during a telephone conversation with Messrs. Lilius, Lindqvist and Wahlstrom, indicated that the Special Committee had met and was interested in moving forward on a cash tender offer transaction for the Company's Vivra Renal Care business. Mr. Nehra indicated that it would be appropriate for representatives of Parent to conduct a due diligence review of the Company's business.

    On April 8, 1997, several representatives of Parent and Gambro Healthcare, together with representatives of Shearman & Sterling, representatives of UBS and Morgan Stanley met with the Special Committee, together with representatives of Brobeck, Phleger & Harrison LLP and representatives of Goldman Sachs to organize legal and operational due diligence and to discuss the process and structure for the VSP Sale. During April 1997, the Company held ongoing discussions with a number of companies concerning the VSP Sale.

    From April 10, 1997 through April 24, 1997, several representatives of Parent and Gambro conducted a due diligence review of the Company. These representatives met at length with the Company's executive officers concerning the Company's historical and projected financial data. Certain of these meetings also included a representative of Goldman Sachs. The representatives of Parent and Gambro also reviewed numerous documents concerning the Company's business, financial results and financial outlook, as well as the Company's standard operating policies and procedures and related data.

    On April 25, 1997, representatives of Parent and Gambro conducted an additional due diligence meeting to obtain an update on due diligence matters, recent financial results, updated financial projections and the status of the VSP Sale and the interrelationships between the Company and VSP following such VSP Sale.

    On April 22, 1997, representatives of Brobeck, Phleger & Harrison LLP and Shearman & Sterling met in Washington, D.C. to negotiate the terms of the Merger Agreement relating to the proposed transaction. On April 24, 1997, Brobeck, Phleger & Harrison LLP and Shearman & Sterling met again in New York to continue such negotiations.

    On April 26, 1997, the Company's Board of Directors held a telephonic meeting to discuss the continuing negotiations and current terms of the proposed transaction with Parent and Gambro. On April 29, 1997, the parties and their respective representatives met in Chicago to further negotiate the terms and conditions of the Offer, the Merger and the Merger Agreement.

    Representatives of Parent, Gambro and Purchaser and Shearman & Sterling met with representatives of the Company and Brobek, Phleger & Harrison LLP on May 4 and May 5, 1997 to finalize negotiations of the terms and conditions of the Offer, the Merger and the Merger Agreement.

    On May 4, 1997 and May 5, 1997, the Board of Directors held a special meeting to consider the acquisition proposal submitted by Purchaser. All of the Company's directors participated in the meeting. At the meeting, the Board of Directors reviewed the Merger Agreement, the Offer and the Merger with the Company's executive officers, legal counsel and representatives of Goldman Sachs. The Board of Directors heard presentations by its legal counsel with respect to the terms of the proposed Offer and Merger and by representatives of Goldman Sachs with respect to the financial terms of the proposed Offer and the Merger. At the conclusion of their presentation, representatives of Goldman Sachs delivered their oral opinion to the Board of Directors (subsequently confirmed in writing) that, as of such date, the consideration proposed to be received by the holders of the Shares in the Offer and in the Merger is fair to the holders of the Shares from a financial point of view.

    Based upon such discussions, presentations and opinion, the Board of Directors unanimously (i) approved the Offer, the Merger and the execution of the Merger Agreement substantially in the form presented to it, and (ii) recommended that the Company's stockholders accept the Offer and tender their Shares and approve the Merger and the Merger Agreement. On May 5, 1997, representatives of the Company, Parent and Purchaser signed the Merger Agreement and issued a joint press release to such effect.

THE MERGER AGREEMENT

    A copy of the Merger Agreement is filed as an Exhibit to the Schedule 14D-1 and is incorporated by reference in this Offer to Purchase. Following is a summary of the Merger Agreement which summary is qualified in its entirety by reference to the Merger Agreement.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as practicable, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment and pay for the Shares tendered pursuant to the Offer is subject to the satisfaction of (i) the Minimum Condition prior to the expiration of the Offer and (ii) certain other conditions described in "Section 15. Certain Conditions of the Offer". Purchaser may waive any condition to the Offer, increase the price per Share payable in the Offer and make any other changes to the Offer. However, no change may (i) decrease the price per Share payable in the Offer, (ii) reduce the maximum number of Shares to be purchased or (iii) impose conditions to the Offer other than those described in "Section 15 Certain Conditions of the Offer". The Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled Expiration Date (the initial scheduled Expiration Date being June 6, 1997, if, at the scheduled Expiration Date, any of the conditions to Purchaser's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission or the staff thereof applicable to the Offer or (iii) extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if as of such date, all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer equals 80% or more, but less than 90%, of the outstanding Shares on a fully diluted basis. However, (A) if, on the initial scheduled Expiration Date of the Offer, the sole condition remaining unsatisfied is (1) the failure of the waiting period under the HSR Act to have expired or been terminated, or (2) the failure to consummate the Specialty Merger Transaction and such transaction has not been consummated solely due to the failure of the waiting period under the HSR Act to have expired or been terminated, then, in either case, the Purchaser is required to extend the Offer from time to time until five business days after the expiration or termination of the applicable waiting period under the HSR Act and (B) if the sole condition remaining unsatisfied on the initial scheduled Expiration Date of the Offer is the condition described in (f) of "Section 15. Certain Conditions of the Offer", Purchaser is required, so long as the breach can be cured and the Company is vigorously attempting to cure such breach, to extend the Offer from time to time until five business days after such breach is cured provided that Purchaser will not be required to extend the Offer beyond 35 days after such initial scheduled Expiration Date.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions thereof and in accordance with Delaware Law, at the Effective Time, Purchaser will be merged with and into the Company and the Company will continue as the Surviving Corporation and will become an indirect wholly owned subsidiary of Parent. Upon consummation of the Merger, each issued and outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company and any outstanding Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) will be canceled and converted automatically into the right to receive an amount equal to the Per Share Amount (the "Merger Consideration"). Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

    CHARTER DOCUMENTS; INITIAL DIRECTORS AND OFFICERS. The Merger Agreement provides that, at the Effective Time, the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation; PROVIDED, HOWEVER, that Article I of the Certificate of Incorporation of the Surviving Corporation will be amended to read as follows: "The name of the corporation is Vivra Incorporated." The Merger Agreement also provides that the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation. Pursuant to the Merger Agreement, the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation.

    STOCKHOLDERS MEETING. The Merger Agreement provides that, if required by applicable law in order to consummate the Merger, the Company will, in accordance with applicable law and its Certificate of Incorporation and By-Laws,
(i) convene and hold an annual or special meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, and (ii) except if the Board determines in good faith an alternative action to be necessary in accordance with its fiduciary duties to the Company's stockholders under applicable law as advised by outside legal counsel, use its reasonable efforts to approve and adopt the Merger Agreement and the transactions contemplated thereby. Parent and Purchaser will cause all Shares owned by them and their subsidiaries to be voted in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger without the affirmative vote of any other stockholder. Under Delaware Law, if Purchaser acquires at least 90% of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders.

    FILINGS. The Merger Agreement provides that the Company will, as soon as reasonably practicable after the consummation of the Offer and if required by applicable law, prepare and file the Proxy Statement with the Commission, and will use all reasonable efforts to have the Proxy Statement cleared by the Commission. The Company has agreed that, except if the Board determines in good faith an alternative action to be necessary in accordance with its fiduciary duties to the Company's stockholders under applicable law as advised by outside legal counsel, the Proxy Statement will contain the unanimous recommendation of the Board that the stockholders of the Company approve the Merger Agreement and the transactions contemplated thereby.

    CONDUCT OF DIALYSIS BUSINESS. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the Effective Time, unless Parent or Purchaser will otherwise agree in writing, the Company's dialysis, renal care or nephrologist practice management business or the Company's business of contracting with payors on behalf of nephrologists (the "Dialysis Business") will be conducted only in, and the Company and the subsidiaries of the Company engaged in the Dialysis Business (the "Dialysis Subsidiaries") will not take any action with respect to the Dialysis Business except in the ordinary course of the Dialysis Business; and the Company and the Dialysis Subsidiaries will use all reasonable commercial efforts to preserve substantially intact the business organization of the Dialysis Business, to keep available the services of the current officers, employees and consultants of the Dialysis Business and to preserve the current relationships of the Company and the Dialysis Subsidiaries with physicians, payors and other persons with which the Company or any Dialysis Subsidiary has significant business relations. By way of amplification and not limitation, the Merger Agreement provides that neither the Company nor any Dialysis Subsidiary will, between the date of the Merger Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent or
Purchaser:

        (i) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

        (ii) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of the Company or any Dialysis Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of the Company or any Dialysis Subsidiary (except for the issuance of certain Shares pursuant to outstanding options and Shares issuable upon conversion of the Convertible Notes) or (ii) any assets of the Company or any Dialysis Subsidiary, except as contemplated by the Specialty Merger Transaction or in the ordinary course of the Dialysis Business;

       (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

       (iv) reclassify, combine, split, subdivide or redeem any of its capital stock, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or any capital stock of any other Subsidiary;

        (v) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any material amount of assets, or authorize any capital expenditures, other than acquisitions or capital expenditures in the ordinary course of the Dialysis Business which, in the aggregate, do not exceed $10,000,000 in each of May 1997, June 1997 and July 1997;

       (vi) increase the compensation payable or to become payable or the benefits provided to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director or officer or other key employee of the Company or its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

       (vii) hire or retain any employee or consultant at an annual rate of compensation in excess of $125,000;

      (viii) grant options or other interests in the equity securities of any subsidiary of the Company;

       (ix) take any action, other than in the ordinary course of the Dialysis Business, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

        (x) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

       (xi) settle any litigation, suit, claim, action, proceeding or investigation (an "Action") other than an Action relating solely to the Company's business of providing specialty physician network and disease management services to managed care and provider organizations, other than such businesses included in the Dialysis Business (collectively, the "Specialty Business");

       (xii) amend, modify or consent to the termination of any Material Contract or amend, modify or consent to the termination of the Company's or any Dialysis Subsidiary's rights thereunder, other than in the ordinary course of the Dialysis Business; or

      (xiii) enter into any contract or agreement that would have been a Material Contract if entered into prior to the date hereof, other than in the ordinary course of the Dialysis Business.

    CONDUCT OF SPECIALTY BUSINESS. The Merger Agreement provides that from the date thereof until the earlier of the consummation of the Specialty Merger Transaction and the termination of the Merger Agreement pursuant to its terms, the Company will operate Specialty Partners and the subsidiaries of the Company engaged in the Specialty Business (the "Specialty Subsidiaries") consistent with
Section 2 of the Services Agreement dated as of May 5, 1997 between the Company and Specialty Partners and the Company and the Dialysis Subsidiaries will not make any contribution, payment or other transfer to Specialty Partners or any Specialty Subsidiary of cash, cash equivalents, marketable securities or any other asset and Specialty Partners and the Specialty Subsidiaries shall not make any contribution, payment or other transfer to the Company or any Dialysis Subsidiary of cash, cash equivalents, marketable securities or any other asset.

    DIRECTORS. The Merger Agreement provides that, promptly upon the purchase by Purchaser of the Shares pursuant to the Offer, and from time to time thereafter, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any of its affiliates following such purchase bears to the number of Shares outstanding, and the Company will, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignation of incumbent directors or both. At such times, the Company will, upon written request to Purchaser, use its reasonable efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser will constitute of the Board of (i) each committee of the Board, (ii) the board of directors of each domestic Dialysis Subsidiary and (iii) each committee of each such board, to the extent permitted by applicable law. Until the earlier of (i) the time Purchaser acquires a majority of the then outstanding Shares on a fully diluted basis and

(ii) the Effective Time, the Company is required to use its reasonable efforts to ensure that all the members of the Board and each committee of the Board and such boards and committees of the domestic Dialysis Subsidiaries of the Company as of the date of the Merger Agreement who are not employees of the Company will remain members of the Board and of such boards and committees, except for the members not standing for re-election at the Company's 1997 annual meeting of stockholders.

    Pursuant to the Merger Agreement, after the election of designees of Purchaser pursuant to the preceding paragraph and prior to the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights hereunder will require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company.

    NO SOLICITATION. The Company has agreed that it will, and will direct and use all reasonable efforts to cause its officers, directors, employees, representatives and agents to immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any "Acquisition Proposal" (as defined below). Except with respect to the Specialty Merger Transaction, the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of, or any investment banker, accountant, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit or initiate, or knowingly encourage the submission of, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; PROVIDED, HOWEVER, that if and to the extent, prior to the acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith it is necessary to do so in accordance with its fiduciary duties to the Company's stockholders under applicable law as advised by outside legal counsel, the Company may, in response to an unsolicited written Acquisition Proposal, and subject to compliance with the notice requirements described below, (x) furnish information with respect to the Company to any persons pursuant to a customary confidentiality agreement on terms no less favorable to the Company than those contained in the confidentiality agreement dated October 7, 1996 between Parent and the Company and (y) participate in discussions regarding and negotiate with respect to such Acquisition Proposal.

    For purposes of the Merger Agreement, "ACQUISITION PROPOSAL" means any bona fide proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company or any of the Dialysis Subsidiaries or of over 20% of any class of equity securities of the Company or any of the Dialysis Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of the Dialysis Subsidiaries, any merger, consolidation, business combination, sale of all or substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Dialysis Subsidiaries, other than the transactions contemplated by the Merger Agreement and the Specialty Merger Transaction, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by the Offer and the Merger.

    The Merger Agreement also provides that neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent, the approval or recommendation by the Board or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event prior to the time of acceptance for payment of Shares pursuant to the Offer the Board determines in good faith that it is necessary to do so in accordance with its fiduciary duties to the Company's stockholders under applicable law as advised by outside legal counsel, the Board may (x) withdraw or modify its approval or recommendation of the Offer, the Merger and the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal (as defined below) and may terminate the Merger Agreement pursuant to the termination provisions described below (and concurrently with or after such termination may cause the Company to enter into any agreement with respect to any Superior Proposal). For purposes of the Merger Agreement, a "SUPERIOR PROPOSAL" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the Shares then outstanding or all or substantially all of the assets of the Company and otherwise on terms which the Board determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed.

    The Merger Agreement provides that the Company will promptly advise Parent orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person making such request or Acquisition Proposal.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION. The Merger Agreement requires that the Certificate of Incorporation of the Surviving Corporation contain provisions no less favorable with respect to indemnification than are set forth in Article Eight of the Certificate of Incorporation of the Company, which provisions will not be amended, repealed or otherwise modified for six years after the Effective Time in any manner that would affect adversely the rights of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law. To the extent that the obligations under such provisions are not fully performed by the Surviving Corporation, Parent has agreed to perform fully the obligations thereunder for the remaining period.

    Parent or the Surviving Corporation will use its best efforts to maintain in effect for a period not less than six years after the Effective Time the current directors' and officers' liability insurance policies maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable to such directors and officers) with respect to matters occurring prior to the Effective Time; PROVIDED, HOWEVER, that if the existing policies expire, are terminated or cancelled during such period, Parent or Surviving Corporation will use its best efforts to obtain substantially similar policies. Notwithstanding the foregoing, the Merger Agreement provides that in no event will Parent or the Surviving Corporation be required to pay more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance. If the Parent or the Surviving Corporation is not able to obtain the amount of required insurance for such aggregate premium, the Merger Agreement requires Parent or the Surviving Corporation to obtain as much insurance as can be obtained for an annual premium of 150% of the Company's current annual premiums.

    OPTIONS PLANS. The Merger Agreement provides that immediately prior to the Effective Time, the Company will take all such actions as shall be necessary to cause all stock options (and any related alternative rights) to purchase shares (the "EMPLOYEE STOCK OPTIONS") granted under the Company's stock option plans which are outstanding immediately prior to the Effective Time (whether or not then presently exercisable or vested), to be cancelled. In exchange for the cancellation of such Employee Stock Option, the holder thereof will be entitled to receive from the Surviving Corporation an amount in cash equal to the product of the difference between the Per Share Amount and the per share exercise price of such Employee Stock Option, and the number of shares of Company Common Stock covered by such Employee Stock Option. All payments in respect of Employee Stock Options will be made after the Effective Time and not later than 30 days following the Effective Time, subject to the Company's collection of all applicable withholding taxes. The Merger Agreement also provides that all restricted stock under the Company's 1989 Stock Incentive Plan will be vested, and any restrictions attached to such stock pursuant to such plan will lapse, immediately prior to the Effective Time.

    In addition, the Merger Agreement states that the Company Stock Option Plans will terminate as of the Effective Time and thereafter the only rights of participants therein will be the right to receive the consideration set forth in the previous paragraph. Prior to the Effective Time, the Company will cause each holder of an outstanding Employee Stock Option to consent to the cancellation of the Employee Stock Options held by such holder in consideration for the payment provided herein, and will take such other action as may be necessary to carry out the terms of the foregoing.

    RETENTION ARRANGEMENT. The Merger Agreement provides that, following the Effective Time, the Company will maintain a retention bonus and deferred compensation arrangement (the "Retention Arrangement") with substantially the terms and conditions set forth therein. As set forth in the Merger Agreement, the Retention Arrangement will provide certain executives and key employees of the Company with bonuses which will be payable in installments of 20% one month following the Effective Time and 40% on each of the first two anniversaries of the Effective Time. The Retention Arrangement will permit participants to defer all or a specified percentage of each installment of the bonus. Amounts so deferred will be credited to a deferred compensation account established by the Company on its books and records for each participant, credited with notional interest and distributed to the participant commencing on the later to occur of the participant's termination of employment with the Company or attainment of age 60. As a condition to the receipt of payments pursuant to the Retention Arrangement, participants will be required to enter into certain non-competition, non-solicitation and non-disclosure agreements with the Company.

    The Retention Arrangement is subject to the consummation of the Merger, and the Company will have no payment obligations under the Retention Arrangement in the event that the Merger is not consummated.

    CONVERTIBLE SUBORDINATED NOTES. Pursuant to the Merger Agreement, prior to the Effective Time, the Company will, in accordance with the terms of the Convertible Note Indenture, execute and deliver to the Trustee a supplemental indenture providing that, after the Effective Time, each $1,000 principal amount of the Convertible Notes will be convertible into an amount of cash equal to the price payable per Share in the Offer multiplied by 26.88. The Company also agreed that it will offer to repurchase the Convertible Notes at the option of the holders thereof and will consummate such repurchase, in each case in accordance with the Indenture.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company's corporate organization and qualification, capitalization, authority, filings with the Commission and other governmental authorities, financial statements, litigation, employee benefit matters, intellectual property, real property, taxes, insurance, environmental matters, material contracts, compliance with law, and Board approval of amendments to the Company's Amended and Restated Rights Agreement dated as of February 13, 1996 between the Company and the First National Bank of Boston.

    CONDITIONS TO CONSUMMATION OF THE MERGER. The Merger Agreement provides that the respective obligations of each party to effect the Merger is subject to the following conditions: (i) the Merger Agreement, the Merger and the transactions contemplated thereby will have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law and the Certificate of Incorporation of the Company; (ii) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act will have expired or been terminated;

(iii) no foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the transactions by the Merger Agreement or the Specialty Merger Transaction; and (iv) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; PROVIDED, HOWEVER, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of the Merger Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time by: (i) mutual written consent of Parent, Purchaser and the Company duly authorized by their respective Boards of Directors; or (ii) either Parent, Purchaser or the Company if (a) the Effective Time will not have occurred on or before July 31, 1997; PROVIDED, HOWEVER, that if the waiting period under the HSR Act shall not have expired or been terminated as of such date or any Governmental Authority shall have caused to be issued as of such date a temporary restraining order or a preliminary injunction prohibiting the consummation of the Offer or the Merger and each of the parties to the Merger Agreement are seeking the termination of such waiting period or contesting such temporary restraining order or preliminary injunction, as the case may be, such date shall be extended to the earlier of the date of expiration or termination of such waiting period or the lifting of such injunction or order or October 31, 1997; PROVIDED, FURTHER, HOWEVER, that the right to terminate the Merger Agreement pursuant to this sentence will not be available (1) to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (2) after Purchaser shall have purchased the Shares pursuant to the Offer, or (b) any court of competent jurisdiction in the United States or the Kingdom of Sweden or other governmental authority in the United States or the Kingdom of Sweden will have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action will have become final and nonappealable; or (iii) Parent if due to an occurrence or circumstance, other than a breach by Parent or Purchaser of their obligations under the Merger Agreement, that would result in a failure to satisfy any condition described in "Section 15. Certain Conditions of the Offer" (which failure cannot be cured or, if capable of being cured, has not been cured in all material respects within 30 days after notice to the Company of such occurrence or circumstance), Purchaser will have terminated the Offer without having accepted any Shares for payment thereunder; or (iv) the Company, upon approval of the Board, if (a) due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions in "Section 15. Certain Conditions of the Offer", Purchaser will have terminated the Offer without having accepted any Shares for payment thereunder or (b) prior to the purchase of Shares pursuant to the Offer, in order to enter into a definitive agreement with respect to a Superior Proposal, upon three days' prior written notice to Parent, if the Company's Board of Directors determines in good faith that it is necessary to do so in accordance with its fiduciary duties to the Company's stockholders under applicable law as advised by outside legal counsel; PROVIDED, HOWEVER, that any termination of the Merger Agreement pursuant to this clause (iv)(b) will not be effective until the Company has made full payment of all amounts as set forth in "-- Fees and Expenses" below, or (c) if Parent or Purchaser will have failed to commence the Offer within five business days following the date of the initial public announcement of the Offer other than as a result of an occurrence or circumstance that would result in a failure to satisfy any of the conditions described in "Section 15. Certain Conditions of the Offer", or (d) if Parent or Purchaser shall have breached any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement in a manner that materially adversely affects Parent's ability to consummate the Offer and the Merger and which cannot be cured or, if capable of being cured, has not been cured in all material respects within 30 days after notice to Parent of such occurrence or circumstance.

    FEES AND EXPENSES. The Merger Agreement provides that in the event that (i) the Merger Agreement is terminated under clause (iv)(b) of the preceding paragraph; or (ii) (a) an Acquisition Proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company or any representative or agent thereof after the date of the Merger Agreement and prior to the date of its termination, (b) the Merger Agreement is thereafter terminated pursuant to clause (ii), (iii) or (iv)(a) of the preceding paragraph, and (c) within 12 months following such termination, an Acquisition Proposal is consummated or the Company enters into an agreement relating thereto; then, in any such event, the Company will pay Parent promptly a fee of $50,000,000 (the "Fee"), which amount will be payable in immediately available funds, plus all Expenses (as defined below); PROVIDED, HOWEVER, that no Fee shall be payable under clause (ii) of this paragraph if, at the time of termination, Parent or Purchaser is in material breach of their respective material covenants and agreements and their respective representations and warranties, in each case contained in the Merger Agreement.

    If the Merger Agreement is terminated for any reason whatsoever and neither Parent nor Purchaser is in material breach of their respective material covenants and agreements or their respective representations and warranties, the Company will, whether or not any payment is made pursuant to the preceding paragraph, reimburse each of Parent, Purchaser and their respective stockholders and affiliates for all actual and documented out-of-pocket expenses and fees up to $4,000,000 in the aggregate (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for or the structuring of the transactions contemplated by the Merger Agreement and the Specialty Merger Transaction and all fees of counsel, accountants, experts and consultants to Parent, Purchaser and their respective stockholders and affiliates, and all printing and advertising expenses) actually incurred or accrued by either of them or on their behalf in connection with the Offer, Merger and Specialty Merger Transactions, including, without limitation, the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Parent, Purchaser or their respective stockholders or affiliates in connection with the negotiation, preparation, execution and performance of the Merger Agreement, the structuring and financing of the transactions contemplated by the Merger Agreement and any financing commitments or agreements relating thereto (all of the foregoing being referred to herein collectively as the "Expenses").

    Except as set forth in the above paragraph, all costs and expenses incurred in connection with the Merger Agreement, the transactions contemplated thereby and the Specialty Merger Transaction will be paid by the party incurring such expenses, whether or not such transactions are consummated.

THE SPECIALTY MERGER AGREEMENT

    The following is a summary of certain provisions of the Specialty Merger Agreement and is qualified in its entirety by reference to the Specialty Merger Agreement which has been filed as Exhibit (c)(2) to this Schedule 14D-1 and is incorporated herein by reference in its entirety.

    Simultaneously with the execution of the Merger Agreement, the Company entered into the Specialty Merger Agreement, pursuant to which the Company will sell the Company's interests in Specialty Partners and in VHI to the VSP Purchasers. Both Specialty Partners and VHI are engaged in the Company's Specialty Business. Pursuant to the Specialty Merger Agreement, the gross consideration allocated between Specialty Partners and VHI will be $84,312,500 (the "Gross Consideration"). Of this amount, the Company expects to receive sale proceeds of approximately $79,387,500. Assuming both a pre-tax gain to the Company of approximately $5,400,000 and an income tax rate of 41 percent, the Company will incur a tax liability of approximately $2,200,000 in connection with the Specialty Merger Transaction. The net after-tax proceeds of approximately $77,200,00 represents approximately $1.72 per Share on a fully diluted basis. The receipt by the Company of not less than $76,900,000 of such net after-tax proceeds is a condition to the purchase of the Shares in the Offer.

    Pursuant to the Specialty Merger Agreement, (i) VSP Merger Sub will be merged with and into Specialty Partners, with Specialty Partners as the surviving corporation, and (ii) VSP Purchaser II will obtain a majority interest in VHI. The VSP Purchasers are corporations organized by certain private equity investment funds for the purpose of acquiring the Company's interests in Specialty Partners and VHI. Mr. Thiry, the Company's President and Chief Executive Officer and Ms. Zumwalt, the Company's Chief Financial Officer, will become the President and Chief Executive Officer and Chief Financial Officer, respectively, of Specialty Partners following the completion of the transactions contemplated by the Merger Agreement. Further, each of Mr. Thiry and Ms. Zumwalt intends to make an equity investment in the VSP Purchasers.

    Prior to consummation of the Specialty Merger Transaction, the Company and Specialty Partners have agreed to, among other things: (a) conduct Specialty Partners' business in the ordinary course, including preserving existing relationships with customers and suppliers and maintaining existing material contracts to which Specialty Partners is a party; (b) cause certain subsidiaries of Specialty Partners (namely, Vivra Asthma Allergy Careamerica, Inc., Vivra Heart Services, Inc., Vivra ENT, Inc., Vivra Health Advantage, Inc., Vivra Orthopaedics, Inc. and Vivra OB-GYN Services, Inc.) to merge with and into Specialty Partners; (c) transfer and assign certain assets and liabilities of the Company to Specialty Partners; and (d) enter into an agreement pursuant to which the Company will assign to Specialty Partners all of the Company's rights, title and interest in and to the "Vivra" trademark, and other trademarks of the Company incorporating the word "Vivra"; PROVIDED, HOWEVER, that simultaneously with the closing of the Specialty Merger Transaction (the "VSP Closing"), Specialty Partners will license to the Company use of the name "Vivra Renal Care" for nine months following the VSP Closing and use of the name "Vivra" for three months following the VSP Closing (collectively, the "VSP Covenants").

    The obligations of the Purchasers to consummate the Specialty Merger Transaction are subject to the satisfaction or waiver of certain conditions, including: (a) that the representations and warranties made by Specialty Partners and the Company will be true and correct as of the date of the VSP Closing; (b) the VSP Covenants will have been performed by the Company and Specialty Partners; (c) any waiting period (or any extension thereof) under the HSR Act will have expired or been terminated; (d) a noncompetition agreement between Specialty Partners and Parent will have been executed; (e) the Services Agreement between Specialty Partners and the Company pursuant to which each of the parties thereto provides certain administrative services to the other shall be in full force and effect and there shall have been no breach thereunder; (f) there will have been no change, circumstance or occurrence since the date of the Specialty Merger Agreement which would have a material adverse effect on Specialty Partners' business, operations, properties or condition; and (g) Purchaser shall have advised the Company that it will purchase the Shares in the Offer or the Purchaser or any other person or entity shall have acquired either the (x) greater than 50% of the Shares or (y) all or substantially all of the assets of the Company.

    The Specialty Merger Agreement provides that, for a period of five years from the VSP Closing, VSP Purchaser and Specialty Partners will indemnify the Company from claims arising from the operation of the business of Specialty Partners and the Company will indemnify VSP Purchaser and Specialty Partners from claims arising from the operation of the business of the Company.

    The Specialty Merger Agreement also provides that if the VSP Closing has not occurred by June 30, 1997 solely as a result of the Offer not being consummated, the VSP Purchasers may elect to consummate an alternative transaction pursuant to which the VSP Purchasers would acquire 65% of the Company's interest in Specialty Partners and 65% of the Company's interest in VHI, in exchange for 65% of the Gross Consideration.

    12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

    PURPOSE OF THE OFFER. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become an indirect wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

    PLANS FOR MERGER CONSUMMATION. Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

    In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required by Delaware Law.

    If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See "Section 11. Background of the Offer; Contacts with the Company; the Merger Agreement and the Specialty Merger Agreement". Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

    Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under Delaware Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

    In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in WEINBERGER and RABKIN V. PHILIP A. HUNT CHEMICAL CORP. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

    RULE 13E-3.   The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

    PLANS FOR THE COMPANY.   It is expected that, initially following the
Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's businesses. It is expected that the business and operations of the Company would be integrated with the dialysis and renal care operations of Gambro Healthcare.

    Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any Subsidiary, a sale or transfer of a material amount of assets of the Company or any Subsidiary or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Board or the Company's management.

    13. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, (a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of the Company or any Dialysis Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Dialysis Subsidiary (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date hereof and Shares issuable pursuant to the conversion of the Convertible Notes) or (b) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock. See "Section 11. Background of the Offer; Contacts with the Company; the Merger Agreement and the Specialty Merger Agreement". If, however, the Company should, during the pendency of the Offer, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under "Section 15. Certain Conditions of the Offer", Purchaser may (subject to the provisions of the Merger Agreement) make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

    If, on or after May 5, 1997, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under "Section 15. Certain Conditions of the Offer", (i) the Per Share Amount payable by Purchaser pursuant to the Offer will be reduced (subject to the Merger Agreement) to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

    14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. Parent intends to seek the delisting of the Shares by the NYSE following consummation of the Offer.

    According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. The Company has advised Purchaser that, as of May 5, 1997, there were 41,991,547 Shares outstanding, held by approximately 1,800 holders of record. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

    If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Merger Consideration.

    The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NASDAQ reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

    15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer (subject to the provisions of the Merger Agreement) and may postpone the acceptance for payment of (subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act) and payment for Shares tendered, if (i) the Minimum Condition will not have been satisfied, (ii) any applicable waiting period under the HSR Act will not have expired or been terminated prior to the expiration of the Offer, (iii) prior to the expiration or termination of the Offer, the Company will not have consummated the Specialty Merger Transaction and received aggregate cash proceeds therefor, after providing for all applicable income taxes (using an assumed tax rate of 41%), of not less than $76,900,000, or (iv) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions will exist:

        (a) there will have been instituted by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, any action or proceeding before any court or any governmental, administrative or regulatory authority or agency, domestic or foreign (including such authority or agency instituting or initiating such action or proceeding),
    (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent, the consummation of any other transaction contemplated by the Merger Agreement or the consummation of the Specialty Merger Transaction or seeking to obtain material damages in connection with any such transaction; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of or to hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, as a result of the transactions contemplated by the Merger Agreement; (iii) seeking to impose or confirm limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by

    Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise causes or gives rise to any circumstance, change in or effect on the Company, any Subsidiary or any circumstance, change in or effect on the Dialysis Business that is, or is reasonably likely to be, materially adverse to the value of the Dialysis Business or the Company and the Dialysis Subsidiaries, taken as a whole, other than a change, condition, event or development that results from (i) the announcement of the transactions contemplated by the Merger Agreement or the Specialty Merger Transaction,
    (ii) general economic conditions, (iii) conditions that are generally applicable to the dialysis business, the renal care business or the nephrologist practice management business, or (iv) actions, legislation or initiatives that are generally applicable to the dialysis, renal care or nephrologist practice management business, or any proposals thereof, of any governmental authority or any announcement thereof ("Material Adverse Effect");

        (b) there will have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any transaction contemplated by the Merger Agreement, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
    (v) of paragraph (a) above;

        (c) there will have occurred any change, condition, event or development that has a Material Adverse Effect;

        (d) there will have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Sweden, (iii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency of the United States or Sweden on the extension of credit by banks or other lending institutions such that Parent is not reasonably able to obtain financing for the Offer on reasonable terms or (iv) a commencement of a war or material armed hostilities or other national or international calamity involving the United States or Sweden;

        (e) (i) it will have been publicly disclosed or Purchaser will have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
    Act) of 20% or more of the then outstanding Shares has been acquired by any person, other than Parent or any of its affiliates or any other person not required to file a Schedule 13D under the rules promulgated under the Exchange Act or (ii) the Company's Board of Directors or any committee thereof will have (A) withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any acquisition proposal or any other acquisition of the Shares other than the Offer or the Merger or (B) resolved to do any of the foregoing;

        (f) (i) any representation or warranty which addresses matters as of a particular date shall not be true and correct as of such date, or (ii) any other representation or warranty shall not be true, as of the date of the Merger Agreement and as of the expiration of the Offer, unless the inaccuracies under all such representations and warranties together in their entirety, would not, individually or in the aggregate, have a Material Adverse Effect;

        (g) the Company will have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement unless all such failures together in their entirety, would not, individually or in the aggregate, have a Material Adverse Effect;

        (h) the Merger Agreement will have been terminated in accordance with its terms; or

        (i) Purchaser and the Company will have agreed that Purchaser will terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

    The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion, subject in each case to the terms of the Merger Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances; and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

    16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company, except to the extent the Merger will require the Company to obtain new Medicare, Medicaid or third party provider numbers, licenses or similar permits (see "Section 11. Background of the Offer; Contacts with the Company; the Merger Agreement and the Specialty Agreement"), neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and the Subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in "Section 15. Certain Conditions of the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this "Section 16. Certain Legal Matters and Regulatory Approvals". See "Section 15. Certain Conditions of the Offer".

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On May 4, 1997, prior to the execution of the

Merger Agreement, the Board of Directors of the Company, by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement, determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of the Company. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA,the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "Section 15. Certain Conditions of the Offer".

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer are subject to such requirements. See "Section 2. Acceptance for Payment and Payment for Shares".

    Pursuant to the HSR Act, on May 9, 1997, Parent filed a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on May 23, 1997, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "Section 4. Withdrawal Rights". It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See "Section 2. Acceptance for Payment and Payment for Shares" and "Section 15. Certain Conditions of the Offer".

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See "Section 15. Certain Conditions of the Offer", for certain conditions to the Offer, including conditions with respect to litigation.

    17. FEES AND EXPENSES. Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    UBS is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services in connection with the acquisition of the Company. Gambro has agreed to pay UBS a retainer fee of $150,000 and a transaction fee (against which the foregoing retainer fee will be credited) of $5,000,000, of which $1,500,000 will become payable upon commencement of the Offer and the remainder of which will become payable at the closing of the Merger. Gambro has also agreed to reimburse UBS for all reasonable out-of-pocket expenses incurred by UBS, including the reasonable fees and expenses of legal counsel, and to indemnify UBS against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

    Purchaser and Parent have retained Georgeson & Company Inc., as the Information Agent, and The Bank of New York, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

    As compensation for acting as Information Agent in connection with the Offer, Georgeson & Company Inc. will be paid a fee of $12,500 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

    18. MISCELLANEOUS. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "Section 7. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                             GAMBRO HEALTHCARE ACQUISITION CORP.

May 9, 1997

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                              PARENT AND PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is Incentive AB, Hamngatan 2, Box 7373, S-10391 Stockholm, Sweden. Unless otherwise indicated, each such person is a citizen of Sweden and has held his or her present position as set forth below for the past five years and each such person does not beneficially own Shares. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

                                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
                                                                      FIVE-YEAR EMPLOYMENT HISTORY AND
     NAME                                                              BENEFICIAL OWNERSHIP OF SHARES
--------------------------------------------------------  --------------------------------------------------------
Anders Scharp                                             Chairman since 1992; Chairman of the Boards of:
                                                          Electrolux, S-105 45, Stockholm, Sweden since 1991;
                                                          Saab-Scania AB, S-581-88 Linkoping, Sweden from 1990 to
                                                          1995; Saab AB, S-581-88 Linkoping, Sweden since 1995;
                                                          Scania AB, S-151 87 Sodertalje, Sweden since 1995; SKF,
                                                          S-415 50 Gothenburg, Sweden since 1992; and Atlas Copco,
                                                          S-105 23 Stockholm, Sweden since 1996. Vice Chairman of
                                                          the Boards of Investor, S-103 32 Stockholm, Sweden since
                                                          1992 and Atlas Copco, S-105 23 Stockholm, Sweden from
                                                          1992 to 1996; Director of Email Ltd. (Australia),
                                                          Waterloo, NSW 2017, Australia since 1986; Chairman of
                                                          Swedish Employers' Confederation, S. blasieholmshamnen
                                                          4A, S-103 30 Stockholm, Sweden since 1996 and a director
                                                          from 1987 to 1996. Director of Federation of Swedish
                                                          Industries, Storgatan 19, S-114 85 Stockholm, Sweden
                                                          since 1992.

Casimir Ehrnrooth                                         Director since 1991. Chairman of the Board of Nokia
  (Finnish)                                               Group, P.O. Box 226, FIN-00101 Heksinki, Finland since
                                                          1992; Director of UPM-Kymmene Corporation, P.O. Box 203,
                                                          FIN-00171 Helsinki, Finland since 1996; Director of
                                                          Merita Bank Ltd, Alek-Santerinkatu 30, FIN-00100
                                                          Helsinki, Finland since 1992; Director of Continental
                                                          AG, Postfach 169, D-3001 Hannover, Germany since 1995.

                                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
                                                                      FIVE-YEAR EMPLOYMENT HISTORY AND
     NAME                                                              BENEFICIAL OWNERSHIP OF SHARES
--------------------------------------------------------  --------------------------------------------------------
Mikael Lilius                                             Director since 1991; President and Chief Executive
  (Finnish)                                               Officer since 1991; Chairman of Gambro, S-220 10 Lund,
                                                          Sweden since 1995; Chairman of Garphyttan Industrier,
                                                          P.O. Box 7200, S-103 88 from 1992 to 1996; Chairman of
                                                          Orrefors Kosta Boda, S-380 40 Orrefors, Sweden from 1991
                                                          to 1995. Director of the Boards of Huhtamaki Oy,
                                                          Elelaranta 8, SF-00130 Helsinki, Finland since prior to
                                                          1992; Perlos Oy, P.O. Box 9, FIN-01901 Nurmijjarvi,
                                                          Stockholm, Sweden since 1997; Westinghouse Air Brake
                                                          Company, Wilmerding, PA 15148, USA from 1995 to 1997.

Hakan Mogren                                              Director since 1996. President and CEO of Astra, S-151
                                                          85 Sodertalje, Sweden since prior to 1992. Director of
                                                          the Boards of Astra, S-151 85 Sodertalje, Sweden since
                                                          prior to 1992; Investor, S-103 32 Stockholm, Sweden
                                                          since prior to 1992; STORA, S-791 80 Falun, Sweden since
                                                          prior to 1992 and the Federation of Swedish Industries
                                                          since prior to 1992.

Karl-Erik Sahlberg                                        Director since 1995; Chairman of the Boards of Cardo,
                                                          P.O. Box 486, S-201 24 Malmo, Sweden since 1992; S-E
                                                          Bank Group, S-106 40 Stockholm, Sweden since 1996,
                                                          Vattenfall, S-162 87 Vallingby, Sweden since 1992 and
                                                          Lund Institute of Technology since prior to 1992. Vice
                                                          Chairman of Skoogs AB, S-205 70 Malmo, Sweden since
                                                          prior to 1990. Director of the Board of Tetra Laval
                                                          Group, S-221 86 Lund, Sweden since prior to 1992.

Bjorn Svedberg                                            Director since 1997. Chairman of the Board of Ericsson,
                                                          S-126 25 Stockholm, Sweden since prior to 1992 and ABB
                                                          AB, S-103 91 Stockholm, Sweden since 1996. President and
                                                          CEO of Skandinaviska Enskilda Banken, S-104 60
                                                          Stockholm, Sweden from 1992 to 1997. Director of the
                                                          Boards of STORA, S-791 80 Falun, Sweden since prior to
                                                          1992 and Volvo, S-405 08 Goteborg, Sweden since prior to
                                                          1992.

                                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
                                                                      FIVE-YEAR EMPLOYMENT HISTORY AND
     NAME                                                              BENEFICIAL OWNERSHIP OF SHARES
--------------------------------------------------------  --------------------------------------------------------
Sven Soderberg                                            Director since 1991. Chairman of Skandia, S-103 50
                                                          Stockholm, Sweden since prior to 1992; Chairman of
                                                          Ratos, P.O. Box 1661, S-111 96 Stockholm, Sweden since
                                                          1994; Director of ABB AB, S-103 91 Stockholm, Sweden
                                                          since 1992. Director of the Board of STORA, S-791 80
                                                          Falun, Sweden since prior to 1992; Counsel General of
                                                          Norway since prior to 1992.

Marcus Wallenberg                                         Director since 1994; Executive Vice President of
                                                          Investor, S-103 32 Stockholm, Sweden since 1993; Vice
                                                          Chairman of Astra, S-151 85 Sodertalje, Sweden since
                                                          1993; Vice Chairman of Saab AB, S-581 88 Linkoping,
                                                          Sweden since 1993; Director of Investor, S-103 32
                                                          Stockholm, Sweden since 1990; Director of SKF, S-415 00,
                                                          Gothenburg, Sweden from 1993 to 1996. Director of Saab
                                                          Automobile, S-461 80 Trollhattan, Sweden from 1992 to
                                                          1996. Director of Scania AB, S-151 87 Sodertalje, Sweden
                                                          since 1994; Director of S-E Banken, S-106 40 Stockholm,
                                                          Sweden since 1995. Director of Ericsson, S-126 25
                                                          Stockholm, Sweden since 1996 and Director of the Knut
                                                          and Alice Wallenberg Foundation, S-104 60 Stockholm,
                                                          Sweden since prior to 1992.

Bengt-Ola Nygren                                          Employee Representative on Board since 1991 (the Swedish
                                                          Confederation of Trade Unions); Employee of Munters
                                                          Component AB, P.O. Box 29, S-740 61 Tobo, since prior to
                                                          1992.

Nicolaus Malmgren                                         Employee Representative on Board since 1996 (the Swedish
                                                          Confederation of Trade Unions); Employee of Gambro, P.O.
                                                          Box 10101, S-220 10 Lund, Sweden since prior to 1992.

Ann-Christine Adamsson                                    Employee Representative on Board since 1996 (the Swedish
                                                          Confederation of Trade Unions); Employee of TA Control
                                                          AB, Fabriksvagen 1, S-137 37 V asterhaninge, Sweden
                                                          since prior to 1992.

Dan Nilsson                                               Employee Representative on Board since 1991 (the Swedish
                                                          Federation of Salaried Employees in Industry and
                                                          Service), Employee of Hagglunds Vehicle AB, S-891 81
                                                          Ornskoldsvik, Sweden since prior to 1992.

                                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
                                                                      FIVE-YEAR EMPLOYMENT HISTORY AND
     NAME                                                              BENEFICIAL OWNERSHIP OF SHARES
--------------------------------------------------------  --------------------------------------------------------
Stig Fristad                                              Employee Representative on Board since 1996 (the Swedish
                                                          Federation of Salaried Employees in Industry and
                                                          Service); Employee of Munters Dry Air AB, S-191 24
                                                          Sollentuna, Sweden since prior to 1992.

Lars-Ake Johansson(*)                                     Employee Representative on Board since 1995 (Swedish
                                                          Federation of Salaried Employees in Industry and
                                                          Services); Employee of Gambro AB, Box 10101 S-22010
                                                          Lund.

Lars Fahlen                                               Senior Vice President Human Resources since 1992.

Anders Jagraeus                                           Executive Vice President since 1995; President of AB
                                                          Carl Munters, P.O. Box 430, S-191 24 Sollentuna, Sweden
                                                          from 1991 to 1995; Director of Garphyttan Industries AB,
                                                          P.O. Box 7200, S-103 88 Stockholm, Sweden from 1995 to
                                                          1996.

Sverker Lundkvist                                         Senior Vice President, Finance, since 1993; Executive
                                                          Vice President, Skandia International, S-103 50
                                                          Stockholm, Sweden from prior to 1992 to 1993.

Soren Mellstig                                            Executive Vice President since 1997; Senior Vice
                                                          President, Corporate Control from 1994 to 1997; Director
                                                          and Controller of Akzo Nobel B.V. (Chemicals), Postbus
                                                          9300, NL-6800 SB Arnhem, the Netherlands since 1994;
                                                          Senior Vice President Nobel Industries (Chemicals), P.O.
                                                          Box 11500, S-100 61 Stockholm, Sweden from 1993 to 1994;
                                                          Senior Vice President EKA Nobel (chemicals), S-445 80
                                                          Bohus, Sweden prior to 1993. Director of Gambro, P.O.
                                                          Box 10101, S-220 10 Lund, Sweden since 1995.

Bengt Modeer                                              Senior Vice President, Corporate Communications since
                                                          1991.

------------------------

    2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, material occupations, positions, offices or employments and business addresses thereof for the past five years, and beneficial ownership interest, if any, in the Shares of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is 1185 Oak Street, Lakewood, Colorado 80215. Unless otherwise indicated, each such person is a citizen of the United States of America, each occupation set forth opposite an individual's name refers to employment with Purchaser, and each such person does not beneficially own Shares.

                                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
                                                                      FIVE-YEAR EMPLOYMENT HISTORY AND
     NAME                                                              BENEFICIAL OWNERSHIP OF SHARES
--------------------------------------------------------  --------------------------------------------------------
Mats L. Wahlstrom                                         Mr. Wahlstrom has served on the Board of Directors and
                                                          as President of Purchaser since its incorporation in May
                                                          1997. He is the Chief Executive Officer and President of
                                                          Gambro Healthcare, Inc. and on its Board of Directors.
                                                          Mr. Wahlstrom has served in these capacities from
                                                          December 1990 to the present. Mr. Wahlstrom has served
                                                          as Director of Gambro Healthcare Patient Services, Inc.,
                                                          formerly known as REN-Corporation-USA, from May 1991 to
                                                          the present. He served as Chief Financial Officer of
                                                          Gambro, AB from 1985 until becoming its Executive Vice
                                                          President in March 1993. In June 1990, he was elected a
                                                          director of COBE and was appointed its Executive Vice
                                                          President; in May 1991 he became its President. Mr.
                                                          Wahlstrom beneficially owns 1,800 Shares, which
                                                          represents less than 1% of the issued and outstanding
                                                          Shares, based upon 41,991,547 Shares issued and
                                                          outstanding as of May 5, 1997, as advised by the
                                                          Company.

Herbert S. Lawson                                         Mr. Lawson has been Vice President and Treasurer, as
                                                          well as a director of Purchaser since May 1997. Mr.
                                                          Lawson has served as Chief Financial Officer and
                                                          director of Gambro Healthcare, Inc. since 1996 and as a
                                                          director of Gambro Healthcare Patient Services, Inc.
                                                          since 1992. In 1996, he became an executive officer of
                                                          Gambro Healthcare Patient Services, Inc. From 1981 to
                                                          June 1992, he served as Director of Taxes of COBE and
                                                          from 1992 to the present Mr. Lawson has served as an
                                                          executive officer of COBE.

Lawrence J. Centella                                      Mr. Centella was appointed the Vice President and a
                                                          director of Purchaser in May 1997. Mr. Centella has
                                                          served as an executive officer and director of Gambro
                                                          Healthcare, Inc. and as President and a director of
                                                          Gambro Healthcare Patient Services, Inc., formerly known
                                                          as REN-Corporation-USA, since July 1993. From July 1990
                                                          to July 1993, Mr. Centella was President of COBE Renal
                                                          Care, Inc., a subsidiary of COBE Laboratories, Inc. From
                                                          April 1989 to June 1990, Mr. Centella was President of
                                                          Gambro-Hospal, Inc., a manufacturer and distributor of
                                                          renal care products. For the ten years prior to April
                                                          1989, he was President of LADA International, Inc., a
                                                          distributor of specialty hospital equipment products.

                                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
                                                                      FIVE-YEAR EMPLOYMENT HISTORY AND
     NAME                                                              BENEFICIAL OWNERSHIP OF SHARES
--------------------------------------------------------  --------------------------------------------------------
Ralph Z. Levy, Jr.                                        Mr. Levy has served as Vice President and Secretary of
                                                          Purchaser, as well as director since May 1997 and has
                                                          been Vice President & General Counsel to Gambro
                                                          Healthcare, Inc. since 1996. He has also been an
                                                          executive officer and director of COBE Laboratories,
                                                          Inc., Gambro Healthcare, Inc. and Gambro Healthcare
                                                          Patient Services, Inc. since 1996. Previously, Mr. Levy
                                                          served as REN-Corporation-USA's Executive Vice President
                                                          and General Counsel from 1992 to 1995. Prior to joining
                                                          REN-Corporation-USA, Mr. Levy was, from July 1978 to
                                                          October 1992, a partner with Wyatt, Tarrant & Combs, a
                                                          Nashville, Tennessee and Louisville, Kentucky based law
                                                          firm.

    Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                              THE BANK OF NEW YORK

           BY MAIL:                     BY FACSIMILE:           BY HAND/OVERNIGHT COURIER:

      Tender & Exchange                (212) 815-6213                Tender & Exchange
          Department                                                    Department
        P.O. Box 11248              Confirm by Telephone:           101 Barclay Street
    Church Street Station                                       Receive and Deliver Window
      New York, New York               1-800-507-9357            New York, New York 10286
          10286-1248

    Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                           Toll Free: 1-800-223-2064

                                 UNITED STATES:

                               Wall Street Plaza

                            New York, New York 10005

                       Bankers and Brokers call collect:

                                 (212) 440-9800

                                    EUROPE:

                              Georgeson & Company

                             17th Floor, Moor House

                                119 London Wall

                                London EC2Y 5ET

                            Telephone: 171-454-7100

                         or Call Collect (212) 440-9800

                      THE DEALER MANAGER FOR THE OFFER IS:

                                 UBS SECURITIES

                          299 Park Avenue, 35th Floor
                         New York, New York 10171-0026
                           1-888-821-5176 (Toll Free)